Exhibit j 1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of MainStay Funds Trust:

We consent to the use of our report dated December 22, 2016, with respect to the financial statements of the MainStay Epoch U.S. Equity Yield Fund (the “Fund”), one of the funds constituting MainStay Funds Trust, as of October 31, 2016, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the introduction to and under the headings “Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 10, 2017